Exhibit 10.1
VIA FACSIMILE
STRICTLY CONFIDENTIAL
Mr. Armin Broger
21 September 2010
Re: Termination employment contract and settlement agreement
Dear Mr. Broger,
With this letter, we confirm our conference call on 10 September 2010, and our subsequent discussions over the past few days, including today. This letter incorporates our entire agreement.
As you are aware, the Company has been moving towards global brand management. To that end, we engaged in a global restructuring that has resulted in your position being eliminated. You agreed that your employment contract contains, in Article 7, tailor-made paragraphs for this particular situation.
Within that scope, we have agreed to the following arrangement regarding payment and implementation, taking into account the specific language as to that in your employment contract dated 23 February 2007, including the addendum thereto also dated 23 February 2007:
1.	You, Levi Strauss Nederland B.V. and Levi Strauss & Co Europe SCA/COM.VA (“Parties”) agree to terminate your employment contract dated 23 February 2007, including the addendum thereto also dated 23 February 2007 (“the Employment Contract”) on 28 November 2010 (“the Termination Date”) by mutual consent.

2.	Within 30 days after the Termination Date, Levi Strauss Nederland B.V. and Levi Strauss & Co Europe SCA/COM.VA (“Levi Strauss & Co.”) agree to pay you a lump sum compensation of two times your base compensation in conformity with especially article 7.3 and article 7.6 of the Employment Contract after deduction of wage tax and/or health insurance premium and/or in another way, to be indicated by you (for example payment of the gross amount into a Stamrecht B.V.; Levi Strauss & Co. will fully cooperate with such structure; you will inform Levi Strauss & Co. in time if you prefer to receive (part of) the payment gross in a

Stamrecht B.V.), on the condition that the way of payment is allowed under Dutch tax legislation and does not increase Levi Strauss & Co.’s costs. That amount equates to EUR 2,464,275 gross.
3.	Any taxes due outside the Netherlands and/or Belgium will be for your account and risk, including related costs, such as penalties and interest. Should Levi Strauss & Co. and/or any of its affiliates be held liable for any such unpaid taxes in respect of aforementioned lump sum compensation, such unpaid taxes (including related cost such as for example interest and penalties) will be reclaimed from you and paid by you to Levi Strauss & Co. within 30 days after Levi Strauss & Co. reclaimed such taxes and related costs from you. In addition, Levi Strauss & Co. is responsible for resolving any tax issues caused by errors in our calculations. Furthermore, Levi Strauss & Co. will assist in your tax planning 2010 and in filing your personal income tax return 2010 in accordance with Article 6 of the Employment Contract.

4.	You are given paid leave as of 30 September 2010 and will be exempted from all further obligations to perform any services for Levi Strauss & Co. and/or any of its affiliates until the Termination Date. Until the Termination Date, you will be paid your usual monthly salary, including all benefits, in accordance with the Employment Contract. At the time of your Termination Date, you will be paid (EUR 495,000 gross). All your benefits will cease as of the Termination Date, including but not limited to the allowances and (contribution to) pension premiums.

5.	Additionally, Levi Strauss & Co. will pay you your 2010 AIP bonus, which is tied to both business and individual performance and is discretionary and subject to Board approval. It will be payable in February, 2011.

6.	You will resign as managing director or any other legal position associated with Levi Strauss Nederland B.V., Levi Strauss & Co Europe SCA/COM.VA, Levi Strauss Continental and all other business entities listed on Attachment A hereto, effective as from 30 September 2010, by means of a resignation letter, in the format as attached hereto, to be delivered to Levi Strauss & Co. You agree that you have been consulted with respect to the shareholder’s resolution for your resignation and you hereby waive your rights to give advice to the general meeting of shareholders of Levi Strauss Nederland B.V. in relation to such resolution. Consequently, as from 30 September 2010 you will no longer be an officer, a director or a representative of Levi Strauss & Co. and/or any of its affiliates. Levi Strauss & Co. guarantees that the business entities listed on Attachment A hereto shall fully discharge you for the policy conducted until 30 September 2010.
7.	You will receive a normal settlement of account to be paid within 30 days after the Termination Date. To the extent possible holidays will be deemed to be taken during the paid leave period. No compensation for any unused vacation days will be due.

8.	On the Termination Date at the latest, you will be obliged to return all Levi Strauss & Co.’ documents and/or properties (including all documents and/or properties of any affiliate of Levi Strauss & Co.) made available to you in relation to your work, in good condition at Levi Strauss & Co.’s office in Brussels, Belgium.

9.	All post-contractual obligations ensuing from the Employment Contract will be kept in existence after the Termination Date, except for Article 18 of the Employment Contract.

10.	Parties undertake to observe secrecy with respect to the content of this agreement as well as with respect to the content of the correspondence and other contacts in respect of the termination of the Employment Contract, except and so far as legally required.

11.	Parties will refrain from making any such negative comments about each other (including any affiliate of Levi Strauss & Co.) to third parties as may harm their mutual justified interests, except and so far as legally required.

12.	Parties will announce internally and externally: As part of this global brand management, Armin Broger, president of LSEMA, will be departing the Company. We are grateful for his dedication and innovative and strategic leadership over the years. I personally will miss working with him, and wish him the best in his new endeavors. Parties will agree to this language or something similar in close consultation.

13.	Levi Strauss & Co. will reimburse, upon submission of the relevant invoices, including proper breakdown, the costs of legal and tax advice incurred by you in connection to the termination of the Employment Contract up to a total amount of EUR 10,000, excluding VAT, but including office costs and other out-of-pocket expenses.

14.	Levi Strauss & Co. shall ensure that any vested SAR grants will be fully exercisable at the next available window.

15.	This agreement constitutes the entire agreement between Parties with respect to the termination of the Employment

Contract. This agreement replaces all previous agreements, which are therefore no longer valid.
16.	Parties irrevocably waive the right to invoke nullity or demand nullification, or to invoke or demand dissolution, for whatever reason

17.	If one or more provisions of this agreement are null and void, this will not result in the nullity of the other provisions of this agreement. Parties undertake to consult immediately with each other regarding provisions that are null and void and will arrange for an alternative provision that is valid.

18.	If the court decides otherwise than agreed on between Parties, the contents of this agreement will prevail to the court’s judgment.

19.	After execution of this agreement, Parties grant each other full and final discharge regarding the employment and/or corporate relationship, future bonus entitlements, the (manner of) termination of the employment and/or corporate relationship and/or any other ground. Parties declare that they have no further claims against each other, either inside or outside the Netherlands.

20.	This agreement is governed by and construed in accordance with the laws of The Netherlands. Parties submit to the exclusive jurisdiction of the competent courts in Rotterdam, the Netherlands.
Please sign this letter agreement for approval and return it to our offices.

/s/ Michael Strehler		/s/ Emanuela Bonadiman

Levi Strauss Nederland B.V.		Levi Strauss & Co. Europe
SCA/COM.VA
By:	Michael Strehler	By:	Emanuela Bonadiman
Title:	SVP Commercial Operations	Title:	VP Global Talent Management
Date:	23.09.10	Date:	22 September 2010

For approval:

/s/ Armin Broger
Mr. Armin Broger
Date:	September 21, 2010

ATTACHMENT A
Levi Strauss & Co.
Dockers U.K. Ltd.
Farvista Ltd.
Levi Strauss (U.K.) Ltd.
Levi Strauss de Espana, S.A.
Levi Strauss Istanbul Konfeksiyon Sanayi ve Ticaret A.S.
Retailindex Ltd.
Levi Strauss & Co. Europe SCA/CVA
Levi Strauss International Group Finance Coordination Services SCA/CVA
Levi Strauss Italia S.R.L.
Levi’s Footwear & Accessories Italy SpA
Levi’s Footwear & Accessories (Switzerland) SA
Levi Strauss Nederland Holding B.V.
Levi Strauss Nederland B.V.
LVC B.V.
Levi Strauss Belgium, SA
Levi Strauss Benelux Retail BVBA
Levi Strauss Continental SA
Levi Strauss Germany GmbH
Levi Strauss Hellas AEBE
Levi Strauss Hungary Trading LLC
Levi Strauss International
Levi Strauss International, Inc.
LVC, LLC
505 Finance C.V.
550 Holdings C.V.